Prothena Reports Fourth Quarter and Full Year 2015 Financial Results; Provides Financial Guidance and R&D Update

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Net cash used in operating and investing activities was $20.7 million in the fourth quarter and $63.8 million for the full year of 2015; net proceeds of $128.6 million raised through January 2016 public equity offering added to $370.6 million year-end cash position provides strong foundation to advance a robust clinical pipeline

•	Announced PRONTO, a global registration-directed Phase 2b trial of NEOD001 in previously-treated patients with AL amyloidosis and persistent cardiac dysfunction

•	Presented positive Phase 1/2 multiple ascending dose results for NEOD001 at ASCO and EHA, and published the data in the Journal of Clinical Oncology; expansion cohort data expected in 2Q16

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Presented Phase 1 single ascending dose results for PRX002 at MDS demonstrating a robust, rapid, and dose- and time-dependent, statistically significant mean reduction in levels of free serum alpha-synuclein of up to 96% after a single dose

•	Initiated Phase 1 single ascending dose study of PRX003 in healthy volunteers; results expected 2Q16

DUBLIN, Ireland - February 18, 2016 - Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapies, today reported financial results for the fourth quarter and full year ended December 31, 2015. In addition, the Company provided 2016 financial guidance and an update on its R&D programs.

“Prothena had an exceptional 2015, driven by clinical advances in each of our three lead protein immunotherapy programs and increased financial stability,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. “We continue to enroll patients in The VITAL Amyloidosis Study, our Phase 3 registrational trial of NEOD001, and announced PRONTO, a Phase 2b study to potentially accelerate our pathway to patients with AL amyloidosis. We reported encouraging clinical results from trials of both NEOD001 and PRX002, while increasing awareness of both programs through presentations at major international medical meetings and a peer-reviewed publication. We also initiated clinical development of PRX003 and advanced a series of antibodies in preclinical development against diseased forms of the transthyretin protein, known as TTR.”

Dr. Schenk continued, “We look forward to the year ahead with milestones expected in each of our clinical stage programs, advancing our objective to bring novel disease-modifying therapies to patients.”

Full Year 2015 and Recent Highlights:

NEOD001 is a monoclonal antibody for the potential treatment of AL amyloidosis:

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Published results from the Phase 1/2 clinical trial of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction in the peer-reviewed Journal of Clinical Oncology. The paper is entitled, “First-in-Human Phase 1/2 Study of NEOD001 in Patients with Light Chain Amyloidosis and Persistent Organ Dysfunction”.

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Announced plans to initiate PRONTO in October 2015, a randomized, double-blind global registration-directed Phase 2b trial of NEOD001 in previously-treated patients with AL amyloidosis and persistent cardiac dysfunction.

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At oral presentations in June 2015 at the American Society for Clinical Oncology Annual Meeting (ASCO) and the 20th Congress of the European Hematology Association (EHA), reported clinical data from the multiple ascending dose portion of a Phase 1/2 trial demonstrating NEOD001-treated patients achieved more than double the cardiac and renal biomarker responses when compared to historical data in patients treated solely with off-label standard of care.

PRX002 is a monoclonal antibody for the potential treatment of Parkinson's disease and related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche:

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Added a high-dose cohort to the Phase 1 multiple ascending dose study of PRX002 in patients with Parkinson’s disease. The decision to add an additional cohort of patients is intended to inform the design and dosing levels of future PRX002 clinical studies.

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In a late-breaking session at the 19th International Congress of Parkinson's Disease and Movement Disorders (MDS), presented clinical results from a Phase 1 study of PRX002 in healthy volunteers demonstrating that PRX002 was safe and well tolerated at all doses. In addition, PRX002 demonstrated robust, rapid, and dose- and time-dependent, statistically significant mean reduction in levels of free serum alpha-synuclein of up to 96% after a single dose of PRX002.

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Announced an agreement with The Michael J. Fox Foundation for Parkinson's Research to accelerate the discovery and development of novel biomarkers for Parkinson's disease that facilitate therapeutic approaches targeting alpha-synuclein, including PRX002.

PRX003 is a monoclonal antibody for the potential treatment of inflammatory diseases, including psoriasis:

•	Initiated a Phase 1 single ascending dose study for PRX003 in healthy volunteers.

Preclinical Programs:

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Presented preclinical results from a series of novel, conformation-specific protein immunotherapy antibodies that selectively bind to amyloidogenic (diseased) forms of the transthyretin (ATTR) protein at the First European Congress on Hereditary TTR Amyloidosis.

Corporate:

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Executed two public offerings that raised aggregate net proceeds of $131.5 million through the issuance of 3,795,000 ordinary shares in April 2015 as well as aggregate net proceeds of $128.6 million through the issuance of 2,587,500 ordinary shares in January 2016.

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Expanded the Board of Directors with the appointment of a seasoned executive, Anders Härfstrand, MD, PhD, who brings strategic expertise in leading both entrepreneurial and large commercial organizations.

Upcoming Research and Development Milestones

Prothena’s clinical development pipeline includes three lead protein immunotherapy programs.

NEOD001

•	Expect topline results from the expansion cohort of the Phase 1/2 study in the second quarter of 2016.

•	Expect to complete enrollment in the Phase 3 VITAL Amyloidosis Study in the second quarter of 2017.

•	Expect topline results from the Phase 2b PRONTO trial in late 2017 - early 2018.

PRX002

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Expect topline results from Phase 1 multiple ascending dose study in patients with Parkinson's disease in the fourth quarter of 2016. The study will remain blinded to us until completion, which we expect to occur following completion of the newly added dose cohort follow-up period.

PRX003

•	Expect topline results from Phase 1 single ascending dose study in healthy volunteers in the second quarter of 2016.

•	Expect to initiate Phase 1 multiple ascending dose, proof-of-biology study in patients with psoriasis in the second quarter of 2016.
Fourth Quarter and Full Year of 2015 Financial Results and 2016 Financial Guidance
Prothena reported a net loss of $24.2 million and $80.6 million for the fourth quarter and full year of 2015, respectively, as compared to a net loss of $13.1 million and $7.2 million for the fourth quarter and full year of 2014, respectively. Net loss per share for the fourth quarter and full year of 2015 was $0.76 and $2.66, respectively, as compared to a net loss per share for the fourth quarter and full year of 2014 of $0.48 and $0.29, respectively, on a fully diluted basis.

Prothena reported total revenue of $0.3 million and $1.6 million for the fourth quarter and full year of 2015, respectively, as compared to total revenue of $2.0 million and $50.9 million for the fourth quarter and full year of 2014, respectively. The decrease in revenue for the fourth quarter and full year was primarily due to lower revenue from Prothena’s collaboration agreement with Roche.

Research and development (R&D) expenses totaled $17.9 million and $58.4 million for the fourth quarter and full year of 2015, respectively, as compared to $10.1 million and $38.5 million for the fourth quarter and full year of 2014, respectively. The increase in R&D expenses was primarily due to increased external expenses related to clinical trials and increased personnel cost. R&D expenses included non-cash share-based compensation expense of $1.3 million and $4.3 million for the fourth quarter and full year of 2015, respectively, as compared to $0.6 million and $2.3 million for the fourth quarter and full year of 2014, respectively.

General and administrative (G&A) expenses totaled $6.6 million and $23.1 million for the fourth quarter and full year of 2015, respectively, as compared to $5.0 million and $19.1 million for fourth quarter and full year of 2014, respectively. The increase in G&A expenses for the fourth quarter and full year was primarily due to increases in personnel costs and legal expenses. G&A expenses included non-cash share-based compensation expense of $1.9 million and $6.1 million in the fourth quarter and full year of 2015, respectively, as compared to $0.8 million and $3.3 million in the fourth quarter and full year of 2014, respectively.

Total non-cash share-based compensation expense was $3.3 million and $10.4 million for the fourth quarter and full year of 2015, respectively, as compared to $1.4 million and $5.6 million for the fourth quarter and full year of 2014, respectively.

As of December 31, 2015, Prothena had $370.6 million in cash and cash equivalents, which does not include the $128.6 million in net proceeds received through the January 2016 equity offering, and no debt.

As of February 12, 2016, Prothena had approximately 34.3 million ordinary shares outstanding, which includes the issuance of approximately 2.6 million ordinary shares as part of the January 2016 offering.

The Company expects the full year 2016 net cash burn from operating and investing activities to be $105 to $115 million, ending the year with approximately $388 million in cash (mid-point). The estimated full year 2016 net cash burn from operating and investing activities is primarily driven by an estimated net loss of $132 to $149 million, which includes an estimated $18 million of non-cash share-based compensation expense.

Upcoming Investor Conferences

Members of the senior management team will present and participate in investor meetings at the following upcoming investor conferences:

•	RBC Capital Markets 2016 Global Healthcare Conference on February 23, 2016 at 10:00 AM ET in New York, NY.

•	Cowen and Company 36th Annual Health Care Conference on March 9, 2016 at 9:20 AM ET in Boston, MA.

•	Future Leaders in the Biotech Industry on March 11, 2016 at 10:00 AM ET in New York, NY.

•	Barclays Global Healthcare Conference on March 16, 2016 at 2:05 PM ET in Miami, FL.

A live webcast of the presentations can be accessed through the investor relations section of the Company's website at www.prothena.com. Following the live presentations, replays of the webcast will be available on the Company's website for at least 90 days following the presentation date.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapies for the potential treatment of diseases that involve amyloid or cell adhesion. The Company is developing antibody-based product candidates that target a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), and psoriasis and other inflammatory diseases (PRX003). For more information, please visit the Company's web site at www.prothena.com.

Conference Call Details

Prothena management will discuss these results and its 2016 outlook in a live audio webcast and conference call today, Thursday, February 18, 2016, at 4:30 p.m. ET. The webcast will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the live audio webcast, a replay will be available on the Company's website for 90 days.

To access the call via dial-in, please dial (877) 887-5215 (U.S. toll free) or (315) 625-3069 (international) five minutes prior to the start time and refer to conference ID number 33151950. A replay of the call will be available until February 25, 2016 via dial-in at (855) 859-2056 (U.S. toll free) or (404) 537-3406 (international), Conference ID Number 33151950.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, whether our cash position can fund advancement of our clinical pipeline; whether we can advance on our objective of bringing disease-modifying therapies to patients; the timing of reporting results from the expansion cohort of our Phase 1/2 study, completing enrollment in The VITAL Amyloidosis Study, and reporting results from the PRONTO trial, all for NEOD001; the timing of reporting data from the Phase 1 multiple ascending dose study for PRX002; the timing of reporting data from the Phase 1 multiple ascending dose study and initiating a Phase 1 multiple ascending dose proof-of-biology study for PRX003; our anticipated net cash burn from operating and investing activities for 2016 and expected cash balance at the end of 2016; and our estimated net loss and non-cash share-based compensation expense for 2016. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2015, our subsequent Quarterly Reports on Form 10-Q filed with the SEC and our Annual Report on Form 10-K to be filed with the SEC for our fiscal year 2015. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Collaboration revenue	$307	$1,891	$1,607	$50,320
Revenue—related party	—	122	—	534
Total revenue	307	2,013	1,607	50,854
Operating expenses:
Research and development	17,890	10,107	58,439	38,452
General and administrative	6,629	5,011	23,105	19,051
Total operating expenses	24,519	15,118	81,544	57,503
Loss from operations	(24,212)	(13,105)	(79,937)	(6,649)
Other income, net	57	118	26	310
Loss before income taxes	(24,155)	(12,987)	(79,911)	(6,339)
Provision for income taxes	2	123	701	811
Net loss	$(24,157)	$(13,110)	$(80,612)	$(7,150)
Basic and diluted net loss per share	$(0.76)	$(0.48)	$(2.66)	$(0.29)
Shares used to compute basic and diluted net loss per share	31,611	27,384	30,326	24,672

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$370,586	$293,579
Other current assets	6,817	5,529
Total current assets	377,403	299,108
Property and equipment, net	3,862	3,121
Other assets	3,971	1,887
Total non-current assets	7,833	5,008
Total assets	$385,236	$304,116
Liabilities and Shareholders’ Equity
Accrued research and development	12,794	2,285
Other current liabilities	9,422	9,754
Total current liabilities	22,216	12,039
Non-current liabilities:	2,351	2,188
Total liabilities	24,567	14,227
Total shareholders’ equity	360,669	289,889
Total liabilities and shareholders’ equity	$385,236	$304,116

Contact
Investors: Tran Nguyen, CFO
650-837-8535, IR@prothena.com

Media: Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com